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                                                                    EXHIBIT 99.1

For immediate release

Contact:   Jay Stuart                          Jerry Daly, Carol McCune (Media)
           Chief Financial Officer             Daly Gray Public Relations
           Global Vacation Group, Inc.         (609) 383-1414
           (202) 347-1800


              GLOBAL VACATION GROUP ACQUIRES TRASE MILLER SOLUTIONS

           WASHINGTON, D.C., June 2, 1999--Global Vacation Group, Inc. (NYSE:
GVG), one of the largest U.S. providers of value-added vacation products and services targeted to higher-income travelers, today announced that it has acquired Chicago-based Trase Miller Solutions, Inc. The company designed and maintains the information systems which are the designated technology platform for Global Vacation Group's reservation systems, back-office and marketing support services, including website and on-line booking maintenance. Under terms of the agreement, Global Vacation Group will acquire all of the technology and rights of Trase Miller.

           "We previously had a long-term contract with Trase Miller, with an option to buy the company and its technology," said Roger Ballou. "This is an important strategic acquisition that ensures our continued access to well-designed technology that allows us to control our own destiny as we move rapidly into the Information Age."

           "From a financial viewpoint, the acquisition helps us better manage our costs and provides us with additional economies of scale," said Ballou. "From a strategic viewpoint, it gives us the depth and expertise to be on the leading edge in our industry. We believe this will give us a competitive advantage as technology becomes an increasingly important component of the leisure travel business.

                                    - more -

Global Acquires Trase Miller

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           "This acquisition not only benefits us, but our travel agents and suppliers, as well," he noted. "We will use the system to better target and market to our customers, cross-sell, gain


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greater understanding of market trends and preferences, as well as obtain more accurate, up-to-the-minute data. This system will play an important role in the future success of our branded products."

           Ballou said that the company has completed Y2K testing and believes the Trase Miller system is fully Y2K compliant. Global Vacation Group currently has migrated MTI and Globetrotters over to the Trase Miller system and is beginning to migrate its most recent acquisitions--Friendly Holidays and Island Resort Tours--to the platform. Classic Custom Vacations is expected to migrate to the system in 2000, as well as other future acquisitions.

           Global Vacation Group, headquartered in Washington, D.C., is a value-added provider of vacation products and services. Global Vacation Group's family of brands includes Classic Custom Vacations, which creates customized vacation packages for upscale U.S. travelers, Globetrotters, which is targeted to the popularly priced-vacation buyer, and Allied Tours, which creates and coordinates packages and tours for international vacation travelers. Global Vacation Group recently announced the formation of a business arrangement with Meredith Publishing to launch Better Homes and Gardens Vacations, an affinity product targeted to consumers who relate to that publication's attributes, including value, service and trust.

           The matters in this press release include "forward looking statements" within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are qualified by cautionary statements contained herein and in Global Vacation Group's filings with the Securities and Exchange Commission.